News Release

For Immediate Release

Contacts:
K. C. Trowell	Roy D. Jones
Chairman & Chief Executive Officer	Chief Financial Officer
CNB Florida Bancshares, Inc.	904/265-0292

CNB Florida Bancshares Reports 2004 First Quarter Earnings

Jacksonville, Florida (April 21, 2004) - CNB Florida Bancshares, Inc. (NASDAQ: CNBB) today reported first quarter 2004 net income rose 34% to $1,742,000, or $0.27 per diluted share, compared to $1,301,000, or $0.21 per diluted share, for the comparable 2003 quarter. Total assets increased to $833.3 million at March 31, 2004 compared to $819.9 million at December 31, 2003, and $774.2 million at March 31, 2003.

Total outstanding loans and deposits rose 15% and 7% to $698.4 million and $742.2 million, respectively, at March 31, 2004 from $606.0 million and $694.8 million, respectively, at March 31, 2003. The Company’s loan to deposit ratio at March 31, 2004 was 94% compared to 87% at the end of the comparable quarter in 2003. Average loan and investment securities growth coupled with a favorable change in funding mix were the primary contributors to the 18% increase in net interest income to $7,754,000 for the 2004 quarter compared to $6,560,000 for the 2003 quarter. Interest income increased 6% while interest expense decreased 14% for the 2004 first quarter over comparable 2003 amounts. The decreased interest expense reflects a decline in funding costs on the Company’s interest bearing deposit portfolio. Net interest yield was 4.00% in the first quarter 2004 compared to 3.91% in the fourth quarter 2003 and 3.79% in the first quarter 2003. The Company’s efforts to reduce the impact of margin compression in the current interest rate environment continue to positively impact net interest income. While the

Company continues to maintain an asset sensitive position with respect to asset and liability management, it is anticipated that the current low interest rate environment will continue through 2004.

Non-interest income decreased 20% to $1,302,000 for the 2004 first quarter from $1,622,000 for the comparable 2003 quarter. The decrease was primarily attributed to a $410,000 decrease in secondary marketing mortgage sale income, partially offset by a $93,000 increase in securities gains.

The provision for loan losses was $475,000 for the 2004 quarter, a 30% decrease from the comparable 2003 quarter, reflecting a lower level of non-performing loans partially offset by the impact of continued loan growth. Non-performing assets were $2.0 million at March 31, 2004 compared to $3.8 million at December 31, 2003 and $7.5 million at March 31, 2003. The allowance for loan losses was 1.07% of total loans at March 31, 2004, compared to 1.08% at December 31, 2003 and March 31, 2003.

Non-interest expense increased 7% to $5,835,000 in the 2004 first quarter compared to $5,469,000 for the 2003 first quarter. The increase is attributable to an increase in personnel, occupancy and equipment, and other expense. Other expense in the first quarter 2004 includes a $142,000 loss on the Company’s closed branch office in Alachua, Florida, which is under contract to be sold in the second quarter of 2004. The first quarter 2004 includes operating expenses associated with the Company’s Magnolia Parke and Glen St. Mary offices, both of which were opened in the second half of 2003. As a percentage of average assets, annualized non-interest expense decreased to 2.83% in the first quarter of 2004 from 2.92% in the comparable 2003 quarter.

“The Company began 2004 with solid earnings growth over the comparable quarter last year,” stated K.C. Trowell, Chairman and Chief Executive Officer. “We continued to see strong loan and core deposit growth, coupled with expansion in the net interest yield. These positive trends reinforce the momentum that the company will carry into its pending acquisition by The South Financial Group, Inc., which is continuing to move forward as planned,” added Trowell.

As announced on January 21, 2004, the Company entered into a definitive agreement to be acquired by The South Financial Group in an all-stock transaction. Under terms of the agreement, the Company’s shareholders will receive 0.84 shares of The South Financial Group common stock for each CNB Florida Bancshares, Inc. share. In addition, outstanding options to purchase the Company’ stock will be converted into options to acquire The South Financial Group’s common stock at the 0.84 exchange ratio. The transaction is expected to close in July 2004 and is subject to regulatory and Company shareholder approval. The Company’s subsidiary, CNB National Bank, will merge into The South Financial Group’s Florida banking subsidiary, Mercantile Bank.

* * * *

CNB Florida Bancshares, Inc., a registered bank holding company, is the parent of CNB National Bank, the largest community bank headquartered in Northeast Florida. CNB National Bank commenced operations in 1986 with one Lake City location and today has sixteen offices in eight counties (Alachua, Baker, Bradford, Columbia, Duval, St. Johns, Suwannee and Union).

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CNB Florida Bancshares, Inc.
Consolidated Statement of Financial Condition
(Unaudited)

	March 31, 2004	December 31, 2003

	(in thousands)
ASSETS
Cash and due from banks	$18,619	$17,158
Interest bearing deposits	991	909
Federal funds sold	14,000
Securities available for sale	49,816	58,831
Securities held to maturity	21,744	29,536
Loans	698,420	681,750
Less: Allowance for loan losses	(7,486)	(7,329)

Net loans	690,934	674,421
Loans held for sale	216	1,063
Premises and equipment, net	24,774	25,150
Intangible assets	5,185	5,345
Other assets	7,055	7,522

Total assets	$833,334	$819,935

LIABILITIES
Non-interest bearing deposits	$108,584	$94,995
Savings, time and demand deposits	479,484	467,992
Time deposits, $100,000 and over	154,103	160,699

Total deposits	742,171	723,686
Securities sold under repurchase agreements and federal funds purchased	15,329	22,550
Other borrowings	11,500	11,500
Other liabilities	6,330	5,812

Total liabilities	775,330	763,548
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value 10,000,000 shares authorized; 6,264,162 and 6,256,662 shares issued and outstanding	63	63
Additional paid-in capital	32,361	32,288
Retained earnings	25,991	24,688
Accumulated other comprehensive loss	(411)	(652)

Total shareholders’ equity	58,004	56,387

Total liabilities and shareholders’ equity	$833,334	$819,935

CNB Florida Bancshares, Inc.
Consolidated Statement of Income
(Unaudited)

	Three months ended March 31,

	2004	2003

	(in thousands)
INTEREST INCOME
Interest and fees on loans	$10,408	$10,075
Interest on investment securities	889	461
Interest on federal funds sold and interest bearing deposits	8	161

Total interest income	11,305	10,697

INTEREST EXPENSE
Interest on deposits	3,320	3,942
Interest on repurchase agreements and federal funds purchased	43	27
Interest on other borrowings	188	168

Total interest expense	3,551	4,137

NET INTEREST INCOME	7,754	6,560
Provision for loan losses	475	675

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	7,279	5,885
NON-INTEREST INCOME
Service charges	890	855
Secondary market mortgage sales	97	507
Other fees and charges	209	247
Securities gains	106	13

Total non-interest income	1,302	1,622
NON-INTEREST EXPENSE
Salaries and employee benefits	2,978	2,854
Occupancy and equipment expense	953	903
Other operating expense	1,904	1,712

Total non-interest expense	5,835	5,469

Income before income tax	2,746	2,038
Provision for income tax	1,004	737

NET INCOME	$1,742	$1,301

EARNINGS PER SHARE:
Basic	$0.28	$0.21

Diluted	$0.27	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	6,258,393	6,126,940

Diluted	6,497,083	6,327,413

CNB Florida Bancshares, Inc.
Supplemental Financial Highlights
(Unaudited)

	For the Three Months Ended

(dollars in thousands)	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Return on average assets	0.85%	0.91%	0.87%	0.86%	0.70%
Return on average shareholders’ equity	12.15%	13.33%	12.79%	12.59%	10.22%
Net interest yield	4.00%	3.91%	3.79%	3.76%	3.79%
Non-interest income to average assets	0.63%	0.62%	0.72%	0.96%	0.87%
Non-interest expense to average assets	2.83%	2.62%	2.73%	2.77%	2.92%
Efficiency ratio	64.4%	61.1%	63.9%	62.2%	66.8%
Basic earnings per share	$0.28	$0.30	$0.28	$0.27	$0.21
Diluted earnings per share	$0.27	$0.29	$0.27	$0.26	$0.21
Non-performing assets	$1,997	$3,812	$4,272	$6,639	$7,492

	For the Three Months Ended

Average Loans	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Commercial	$121,353	$113,969	$106,631	$103,987	$104,788
Commercial real estate	217,088	204,876	181,949	176,711	167,287
Commercial secured by real estate	153,452	159,335	160,692	159,337	159,344
Mortgages (including home equity)	159,142	153,202	146,921	140,838	135,763
Consumer	32,941	32,075	31,726	31,593	31,565
Credit card	0	0	1,036	1,070	1,113
Tax free loans	5,725	6,017	6,215	6,045	4,182

Total loans	$689,701	$669,474	$635,170	$619,581	$604,042

	For the Three Months Ended

Average Deposits	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Demand deposits	$101,708	$97,982	$94,566	$92,525	$85,721
NOW and money markets	273,438	264,735	247,017	231,501	222,862
Savings	25,524	25,282	24,926	24,005	23,244
Time deposits	329,868	340,734	346,420	347,706	346,895

Total deposits	$730,538	$728,733	$712,929	$695,737	$678,722